Free Writing Prospectus (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013)	Filed Pursuant to Rule 433 Registration No. 333-190038 September 10, 2013

Barclays Bank PLC – Phoenix Autocallable Notes linked to the common stock of Ford Motor Company Trade Details/Characteristics Hypothetical Scenario Analysis for Phoenix Autocallable Notes Issuer: Barclays Bank PLC Principal Amount: $ 1,000 per note First Three Observation Dates Initial Issue Price: $ 1,000 per note** Compare the Closing Price of the underlying equity on the observation date to the Initial Reference Asset The common stock of Ford Motor Company (the “underlying equity”) Price and the Coupon Barrier until the final observation date or any automatic call. Contingent Coupon Payments: If the Closing Price* of the underlying equity is equal to or greater than the Coupon Barrier on any observation date, the Issuer will pay the contingent coupon applicable to such Automatic Call observation date. If the Closing If the Closing Price* of the underlying equity is less than the Coupon Barrier on any Price of the observation date, the contingent coupon applicable to such observation date will not accrue underlying or be payable. equity is The notes will be automatically called and you will receive (i) the The contingent coupon will be a fixed amount based upon equal quarterly installments at the greater than principal amount plus (ii) the Contingent Coupon applicable to such Contingent Coupon Rate, which is a per annum rate as set forth below. or equal to observation date. No further amounts will be owed to you under the notes. Coupon Barrier: 80% of the Closing Price of the underlying equity on the pricing date (the “Initial Price”) the Initial Price Contingent Coupon Rate: 14.00% per annum (or 3.50% per quarter) Call Feature: The notes will be called if the Closing Price* of the underlying equity on any observation date is at or above the Initial Price. If the notes are called, Barclays Bank PLC will pay on the If the Closing Price of You will receive the Contingent applicable call settlement date a cash payment per note equal to the principal amount plus If the Closing the underlying equityis Coupon applicable to such the contingent coupon otherwise due on the related coupon payment date pursuant to the Price of the greater than or equal observation date. Proceed to contingent coupon feature. No further amounts will be owed to you under the notes. underlying No to the Coupon Barrier the next observation date Trigger Price: 80% of the initial price. equity is less Automatic Call If the Closing Price of Payment at Maturity: If the notes are not called and the Final Price of the underlying equity is equal to or greater than the Initial No Contingent Coupon will the underlying equity is than the Trigger Price, Barclays Bank PLC will repay you the principal amount of your notes Price accrue or be payable. Proceed less than the Coupon (subject to issuer credit risk). to the next observation date If the notes are not called and the Final Price is less than the Trigger Price, you will have full Barrier 1-to-1 downside exposure to the negative performance of the underlying equity from the Initial Price to the Final Price and you will lose some or all of your principal. If the notes are not called and the Final Price is equal to or greater *The “Closing Price” for purposes of the final observation date as well as the Final Price than the Trigger Price, Barclays Bank PLC will repay you the shall be the arithmetic average of the Closing Prices of the underlying equity based on 5 Payment at principal amount of your notes (subject to issuer credit risk). Averaging Dates, as set forth in the accompanying free writing prospectus (“FWP”). Please maturity see the accompanying FWP for further detail on how the “Closing Price” and “Final Price” (assuming notes will be determined. not called) If the notes are not called and the Final Price is less than the Trigger Maximum potential loss 100% Price, you will have full 1-to-1 downside exposure to the negative performance of the underlying equity From the Initial Price to the Observation Dates Quarterly (for determining applicability of contingent coupon and call feature) Final Price and you will lose some or all of your principal. Maturity Date approximately 54 Weeks Selected Risk/Considerations Barclays Bank PLC has filed a registration statement (including a prospectus) with 100% Principal at Risk. You will lose some or all of your investment if the Final Price of the underlying equity is below the the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this Trigger Price, as measured by determining the arithmetic average of the closing prices of the underlying equity as of each free writing prospectus relates. Before you invest, you should read the prospectus Averaging Date. dated July 19, 2013, the prospectus supplement dated July 19, 2013, and other Any payments on the notes are subject to issuer credit risk. documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, The notes do not guarantee the payment of any coupons over the term of the notes. You will not receive a coupon payment prospectus supplement and any relevant free writing prospectus or pricing in respect of any observation date where the Closing Price of the underlying equity is below the Coupon Barrier. supplement for complete details. You may get these documents and other The appreciation potential of the notes is limited to the coupon payments, and you will not participate in any appreciation in documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC the price of the underlying equity, which may be significant. website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer Investor does not receive dividends or have any other rights that holders of the underlying equity would have. participating in this offering will arrange to send you the prospectus, prospectus If the notes are called early, there is no guarantee that you would be able to reinvest the proceeds in a comparable supplement, preliminary pricing supplement, if any, and final pricing supplement investment. Your holding period over which you could receive the per annum return could be as little as 3 months. (when completed) and this free writing prospectus if you request it by calling your There may be no secondary market. Notes should be considered a “hold until maturity” product. Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension Additional risk factors can be found on the slide titled “Certain Risk Considerations”. See also “Risk Factors” beginning on 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-7 of the accompanying Seventh Avenue —Attn: US InvSol Support, New York, NY 10019. FWP. JPMorgan Securities LLC, an affiliate of JPMorgan Chase & Co., acts as placement agent **Our estimated value of the Notes on the pricing date, based on our internal pricing models, is expected to be between $970.00 and $982.40 per note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-12 of the accompanying FWP.

Selected Risk Considerations

Please see the prospectus, prospectus supplement, index supplement (if applicable) and the related free writing prospectus for a more detailed discussion of risks, conflicts of interest, and tax consequences associated with an investment in the notes.

Credit of the Issuer. The types of notes detailed herein are senior unsecured obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the notes and, in the event Barclays Bank PLC was to default on its obligations, the investor may not receive the amounts owed under the terms of the notes.

No rights to the reference asset. As a holder of the notes, you will not have any rights (including any voting rights or rights to receive cash dividends or other distributions) that the holders of any reference asset or components of the reference asset would have.

Limited liquidity. The investor should be willing to hold the notes to maturity. There may be little or no secondary market for the notes. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market in the notes. If they do, however, they are not required to do so and may stop at any time, and there may not be a trading market in the notes. If you sell the notes prior to their maturity, you may have to sell them at a substantial loss.

Certain built-in costs are likely to adversely affect the value of the notes prior to maturity. The original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. or other affiliates of Barclays Bank PLC will be willing to purchase notes from you in secondary market transactions may be lower than the original issue price, and any sale prior to the maturity date of the notes could result in a substantial loss to you.

Your own evaluation of the merits. In connection with any purchase of the notes, we urge you to consult your own financial, tax and legal advisors as to the risks involved in an investment in the product and to investigate the reference asset and not rely on our views in any respect. You should make a complete investigation as to the merits of an investment in the notes before investing.

Historical results not indicative of future performance. The historical or hypothetical performance of the reference asset should not be taken as an indication of the future performance of the reference asset. It is impossible to predict whether the level, value or price of the reference asset will fall or rise during the term of the notes, in particular in the environment in recent periods which has been characterized by unprecedented volatility across a wide range of asset classes. Past fluctuations and trends in the reference assets are not necessarily indicative of fluctuations or trends that may occur in the future.

Market risk. The return, if any, on the notes is dependent on the performance of the reference asset to which it is linked. Thus, changes in the level, value or price of the reference asset will determine the amount payable on the notes. Unless your notes are fully principal protected (in which case, all payments on the notes are subject to the credit risk of Barclays Bank PLC as the issuer), if the level, value or price of the reference asset declines, you may lose some or all of your investment at maturity.

Price volatility. Movements in the levels, values or prices of the reference assets and their respective components are unpredictable and volatile, and are influenced by complex and interrelated political, economic, financial, regulatory, geographic, judicial and other factors. As a result, it is impossible to predict whether the levels, values or prices of the reference assets will rise or fall during the term of the notes. Changes in the levels, values or prices of the reference assets will determine the payment on the notes. Therefore, you may receive less, and potentially substantially less, than the amount you initially invested in the notes if the levels, values or prices of the reference assets decline. Unless your notes are fully principal protected (in which case, all payments on the notes are subject to the credit risk of Barclays Bank PLC as the issuer), you should be willing and able to bear the loss of some or all of your investment.

Many unpredictable factors, including economic and market factors, will impact the value of the notes. In addition to the level, value or price of the reference asset on any day, the market value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including: the expected volatility of the reference asset or its underlying components; the time to maturity of the notes; interest and yield rates in the market generally; a variety of economic, financial, political, regulatory or judicial events; supply and demand for the notes; and the creditworthiness of the issuer, including actual or anticipated downgrades in the credit ratings of the issuer.

Potential conflicts of interest. Barclays Bank PLC and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging its obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of the issuer are potentially adverse to your interests as an investor in the notes.

An investment in the notes involves significant risk. You should carefully consider the risks of an investment in the notes, including those discussed above. In addition, you should carefully consider the “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement (if applicable) and “Selected Risk Considerations” beginning on page FWP-5 of the related free writing prospectus.